Exhibit 10.45

PRIVATE & CONFIDENTIAL

May 17, 2019

Mike P. Moses

4011 Prestwick Lane

Palmdale, CA 93551

RE: Relocation Agreement

Dear Mike P. Moses,

Virgin Galactic is pleased to authorize your relocation package to the Las Cruces, NM area. Your New Mexico start date is September 23, 2019. Please take a moment to review the following details associated with your transition to New Mexico.

Overview

Your relocation package will include the following items.

•	Shipment of household goods (Corporate Household Goods Policy is included for your reference)

•	Lump Sum Misc. Allowance

•	House Hunting Trip

•	Reimbursement of One-way mileage to new location

•	Repayment Terms (In the event of voluntary separation or termination for cause)

Shipment of Household Goods

If you are utilizing CARTUS for your moving needs, Virgin Galactic will adhere to our current inter-office relocation guidelines. Please see the attached list of acceptable items and services, per the attached Virgin Galactic Household Goods Policy. Shortly after signing and returning this letter to the people team, you should expect to hear from CARTUS with a household goods overview.

Lump Sum Relocation Allowance

Virgin Galactic authorizes a one-time gross lump sum allowance in the amount of $4,600.00, to be paid on your June 7, 2019 pay check, less all applicable withholdings. This lump sum is to be used towards housing related costs and/or any lease breaking penalties. This allowance amount should also be used to address any other relocation costs that may arise during your move. Please note that applicable taxes will be withheld from this allowance. Furthermore, per your offer letter, once your family permanently relocates to New Mexico, you will be provided with an advanced “relocation and retention” bonus of $15,000.00, subject to applicable taxes and withholdings, which will be paid at or around the time of the relocation to New Mexico. All other terms of your offer letter remain unchanged.

Final Trip Mileage

During your final travel to your new location, Virgin Galactic will reimburse the one-way mileage for up to two vehicles at the IRS rate of $0.20. Please file this expense report through the Relocation Expense Guidelines Resource.

Repayment of Relocation Funds

As a condition of accepting the relocation package, teammates shall maintain 12 months of satisfactory employment with Virgin Galactic from the Moving Date specified above. If a teammate leaves voluntarily or is terminated for cause within that timeframe, Virgin Galactic reserves the right to demand reimbursement of all amounts paid under this Relocation Agreement to the teammate directly and to any third party on the teammate’s behalf.

Please take some time to review the details and return the signed copy to our People team within 5 calendar days of this letter. We want to make sure you are not only excited about this next chapter, but we want you relaxed and ready to continue our journey when it comes to achieving commercial spaceflight.

New Mexico Workweek

The typical workweek will be Monday thru Friday. Work schedules will be subject to change based on the needs of the business and can vary by department.

If you have any questions regarding this package, please call Gabriel Serrano, 575-528-9046.

Sincerely,

/s/ George T. Whitesides	/s/ Mike Moses
George T. Whitesides	Mike Moses
Chief Executive Officer	President

I have read and accept all of the terms of this Relocation Agreement:

/s/ Mike Moses
Michael P. Moses 5/28/2019
Date